Exhibit 8.1

April 2, 2015

Board of Directors

Colony Capital, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Ladies and Gentlemen:

We are acting as tax counsel to Colony Capital, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of the following securities of the Company: (i) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”); (ii) shares of Class A common stock, $0.01 par value per share (the “Common Stock”); (iii) Preferred Stock represented by depositary receipts (the “Depositary Shares”); (iv) warrants to purchase Common Stock, Preferred Stock or Depositary Shares; and (v) rights to purchase Common Stock, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. In connection with the filing of the Registration Statement, we have been asked to provide you with this letter regarding the Company’s qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes.

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Registration Statement. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) the Registration Statement; (2) certain

Board of Directors

Colony Capital, Inc.

April 2, 2015

organizational documents of the Company and its subsidiaries (including Colony Capital Operating Company, LLC (the “Operating Partnership”); and (3) the Contribution and Implementation Agreement dated as of December 23, 2014, by and among Colony Capital Holdings, LLC, Colony Capital, LLC, Colony Capital OP Subsidiary, LLC, CCH Management Partners I, LLC, FHB Holding LLC, Saltzman, CFI RE Masterco, LLC, and the Company (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, written representations of and/or with respect to:

(1)	the Company, the Operating Partnership, and Colony Financial Manager, LLC contained in a letter to us dated as of the date hereof (the “CCI Management Representation Letter”);

(2)	our “Subsidiary REITs” (each a “Subsidiary REIT”): Colony Mortgage Sub A REIT, Inc., CAH Subsidiary REIT, Inc., CIR III-1 REIT, and ColFin Cobalt REIT, Inc. contained in letters to us dated as of the date hereof (collectively and together with the CCI Management Representation Letter, the “Management Representation Letters”).

Although we have discussed the Management Representation Letters with the signatories to the respective Management Representation Letters, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letters. We consequently have relied upon the representations and statements of the signatories to the respective Management Representation Letters, as described in the Reviewed Documents and the Management Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Management Representation Letters.

In this regard, we have assumed with your consent the following:

(1)	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letters made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

Board of Directors

Colony Capital, Inc.

April 2, 2015

(4)	from and after the date of this letter, the Company and each Subsidiary REIT will comply with its representation contained in the Management Representation Letters that it will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, but only to the extent available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letters) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that:

(1)	the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2009, and the Company’s current organization and proposed method of operation (as described in the Registration Statement and the Management Representation Letters) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2015 and future taxable years; and

(2)	the portions of the discussion in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company and each Subsidiary REIT to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company and each Subsidiary REIT, as applicable, utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and each Subsidiary REIT, as applicable, under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company and/or one or more of the Subsidiary REITs may have to utilize one or more of these “savings provisions” in the future, which could require the Company and/or one or more of the Subsidiary REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s or any Subsidiary REIT’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Board of Directors

Colony Capital, Inc.

April 2, 2015

This opinion letter addresses only the specific U.S. federal income tax matters set forth above, as limited and qualified herein, and does not address any other federal, state, local or foreign legal or tax issues, including the U.S. federal income tax qualification of any Subsidiary REIT as a REIT.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the effective date of the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP